Exhibit 5.4

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637

July 23, 2018	Main Tel +1 312 782 0600 Main Fax +1 312 701 7711
Board of Directors Prologis, Inc. Pier 1, Bay 1 San Francisco, California 94111	www.mayerbrown.com

Re:	Combined Registration Statement of Prologis, Inc.,

Prologis, L.P. and Prologis Euro Finance LLC on Form S-3

Dear Ladies and Gentlemen:

We have acted as special counsel to Prologis, Inc., a Maryland corporation (the “Company”), Prologis, L.P., a limited partnership organized under the laws of the State of Delaware (the “Operating Partnership”), and Prologis Euro Finance LLC, a limited liability company organized under the laws of the State of Delaware (the “Finance Subsidiary”), in connection with the proposed sale of one or more of the following securities (the “Securities”) of the Company, the Operating Partnership and the Finance Subsidiary, as set forth in the Post-Effective Amendment to the Combined Registration Statement of the Company and the Operating Partnership on Form S-3 filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”): (i) one or more series of debt securities of the Finance Subsidiary (the “Debt Securities”), (ii) guarantees by the Company of the Debt Securities (the “Company Guarantees”) and (iii) guarantees by the Operating Partnership of the Debt Securities (the “OP Guarantees,” and together with the Company Guarantees, the “Guarantees”).

Each series of the Debt Securities and the corresponding Guarantees will be issued under an Indenture and First Supplemental Indenture (collectively, the “Indenture”), to be executed among the Finance Subsidiary, the Operating Partnership, as guarantor, and U.S. Bank National Association, as trustee, as well as others as necessary. Certain terms of the Securities to be issued by the Company, the Operating Partnership and the Finance Subsidiary, as applicable, from time to time will be approved by the Board of Directors of the Company or a committee thereof, on its own behalf, as the sole general partner of the Operating Partnership, or as the ultimate parent of the Finance Subsidiary, as part of the corporate action taken and to be taken in connection with the authorization of the issuance of the Securities (the “Corporate Proceedings”).

As special counsel to the Company, the Operating Partnership and the Finance Subsidiary, we have examined originals or copies certified or otherwise identified to our satisfaction of the Articles of Incorporation, the Company’s Eighth Amended and Restated Bylaws, the certificate of limited partnership of the Operating Partnership, the Thirteenth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, the certificate of formation of

Mayer Brown LLP operates in combination with other Mayer Brown entities (the “Mayer Brown Practices”), which have offices in North America, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown LLP

Board of Directors

July 23, 2018

the Finance Subsidiary, the Limited Liability Company Agreement of the Finance Subsidiary, resolutions of Company’s Board of Directors and committees thereof and such Company, Operating Partnership and Finance Subsidiary records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company, Operating Partnership and Finance Subsidiary. In rendering this opinion, we have assumed the legal capacity and genuineness of all signatures of persons signing all documents, the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals and the conformity to authentic original documents, records and certificates of all documents, records and certificates submitted to us as copies.

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that upon the completion of the Corporate Proceedings relating to a series of the Debt Securities and corresponding Guarantees and the due execution, authentication, issuance and delivery of the Debt Securities of such series, the Debt Securities and corresponding Guarantees of such series, when sold in exchange for the consideration set forth in the Prospectus contained in the Registration Statement and any Prospectus Supplement relating to such series of the Debt Securities and corresponding Guarantees, will be duly authorized and will be binding obligations of the Finance Subsidiaries, in the case of the Debt Securities, the Company, in the case of the Company Guarantees, and the Operating Partnership, in the case of the OP Guarantees, enforceable in accordance with their terms and entitled to the benefits of the Indenture, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, public policy considerations and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law);

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus and any related prospectus supplement under the caption “Legal Matters” with respect to the matters stated therein. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

We are admitted to practice law in the State of Illinois, and we express no opinion as to matters under or involving any laws other than the laws of the State of Illinois, the laws of the State of New York, the federal laws of the United States of America and the laws of the State of Maryland.

Mayer Brown LLP

Board of Directors

July 23, 2018

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Operating Partnership, the Finance Subsidiary or any other person, or any other document or agreement involved with issues addressed herein. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

This opinion is furnished in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP